Growing Revenue $M $103.2 $159 to $165 +16% to 20% 2008 Revenue guidance: $159M - $165M $137.1

Increasing Recurring Revenue Recurring Services Product License Professional & Educational Services 56% 22% 22% Full-Year 2007 Recurring Services Revenue includes Support & Maintenance, eStara, and ATG OnDemand. In the future, it will also include CleverSet.

Cash flow from Operations $26.3 $7.6 $28 to $32 $M 2008 CFO guidance: $28M - $32M % of revenue 7% 19% 18% -19%

2007 Highlights *Product license bookings is a non-GAAP financial measure which ATG defines as product license revenue recognized plus net change in deferred license revenue and is an important indicator of growth as its business increasingly evolves toward a recurring, ratable revenue model.

Scalable Business Model *Non-GAAP Net Income has been normalized to exclude the net effects of amortization of intangible assets and non-cash equity-related compensation expense.

Appendix A